Exhibit 99.1

Boulevard Acquisition Corp. II and Estre Ambiental S.A. Name John J. Morris Jr.
to Board of Directors of Combined Company

Independent Member Brings Over 25 Years of Waste Management Experience

New York and São Paulo, October 18, 2017 — In connection with their previously announced business combination, Boulevard Acquisition Corp. II (NASDAQ: BLVD) (“Boulevard”) and Estre Ambiental S.A. (“Estre”), today named John J. Morris, Jr. to serve, following the closing of the proposed business combination, as an independent member of the Board of Directors of Estre Ambiental, Inc. (“ESI”), which will be the publicly traded company resulting from the proposed business combination of Estre and Boulevard. Mr. Morris serves as the senior vice president of field operations for Waste Management, Inc. (NYSE: WM), the leading provider of comprehensive waste management services in North America, and brings over 25 years of industry experience to the ESI board.

Mr. Morris has served as Waste Management’s senior vice president of operations since July 2012, overseeing several areas of the business ranging from performance management to strategic acquisitions. He started at Waste Management in 1994 as a frontline manager and has occupied a range of senior leadership roles during his tenure, including serving in a number of field-based positions, such as area vice president of the Greater Mid Atlantic. He was also previously Waste Management’s chief strategy officer. Mr. Morris is an Advisor to EnerTech Capital and a member of the boards of Swire Waste Management and High Mountain Fuels. He is a graduate of Rutgers University.

Estre chief executive officer Sérgio Pedreiro commented: “With experience heading both the strategy and operations functions of the largest waste management company in the U.S., John is uniquely positioned to provide Estre invaluable counsel as we seek to attain the highest operational standards and pursue further growth opportunities. We look forward to his contributions to our board.”

As previously disclosed, Richard Burke, Klaus Pohle and Bob Boucher will serve alongside Mr. Morris as independent members of the ESI board. Boulevard and Estre expect to name additional board members in the coming months.

As announced on August 16, 2017, Boulevard and Estre have entered into a definitive agreement under which the two companies will combine under a new holding company, which will be publicly listed with an anticipated initial enterprise value of approximately US$1.1 billion.

Estre provides a full range of waste-related and environmental services to a public of more than 31 million people daily in seven Brazilian states where approximately 50% of Brazil’s population is concentrated. Estre focuses on collection, treatment and disposal of non-hazardous and hazardous waste to municipal, industrial and commercial customers. Showing consistently high-single-digit revenue growth (excluding divested operations) in an expanding market, Estre is favorably positioned to lead in a fragmented industry with increasing regulatory requirements for environmentally-sound waste disposal.

About Estre Ambiental S.A.

Estre is the largest waste management company in Brazil and Latin America, as measured by disposal capacity, collection volume and market share. The company provides collection,

transfer, recycling and disposal services to more than 31 million people in seven Brazilian states where approximately 50% of Brazil’s population is concentrated. Estre’s landfill operations, which are currently focused around 13 strategically located landfills, dispose of approximately 6.0 million tons of waste annually. The company also expects to add five additional landfills to its operations over the next several years. Estre’s waste management infrastructure also includes two landfill gas-to-energy facilities with an installed capacity of approximately 14 MW, as well as three hazardous and medical waste facilities. Additional information on Estre is available at http://www.estre.com.br/en/.

About Boulevard Acquisition Corp. II

Boulevard is a public investment vehicle formed by Avenue Capital Group for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Boulevard completed its initial public offering in September 2015, raising US$370 million in cash proceeds.

Boulevard’s officers and certain of its directors are affiliated with Avenue Capital Group. Avenue is an established global alternative investment firm founded in 1995. Avenue’s primary focus is investing in credit and other special situation investments in the United States, Europe and Asia. Avenue has approximately US$10 billion in assets under management as of July 31, 2017. Additional information about Boulevard is available at www.boulevardacq.com.

Participants in the Solicitation

Boulevard, Estre and ESI and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination described in this press release under the rules of the SEC. Information about the directors and executive officers of Boulevard is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 21, 2017.

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed business combination will be set forth in the definitive proxy statement/prospectus when it is filed with the SEC on Form F-4. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Boulevard, ESI or Estre, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,”

“would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding adjusted EBITDA projections and forecasts of other financial and performance metrics, projections of market opportunity, macroeconomic outlook and the expected benefits of the proposed transaction. These statements are based on various assumptions and on the current expectations of Boulevard and Estre management and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, political and business conditions in Brazil; potential government interventions resulting in changes to the Brazilian economy, applicable taxes and tariffs, inflation, exchange rates, interest rates and the regulatory environment; changes in the financial condition of Estre’s clients affecting their ability to pay for its services; the results of competitive bidding processes, which could lead to the loss of material contracts or curtail Estre’s expansion efforts; Estre’s history of losses; the outcome of judicial and administrative proceedings to which Estre is or may become a party or governmental investigations to which Estre may become subject that could interrupt or limit Estre’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in Estre’s clients’ preferences, prospects and the competitive conditions prevailing in the Brazilian waste management; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect ESI or the expected benefits of the proposed business combination or that the approval of the stockholders of Boulevard and/or the shareholders of Estre for the transaction is not obtained; failure to realize the anticipated benefits of the proposed business combination, including as a result of a delay in consummating the proposed business combination or a delay or difficulty in integrating the businesses of Boulevard and Estre; the amount of redemption requests made by Boulevard’s stockholders; the ability of Boulevard or ESI to issue equity or equity-linked securities in connection with the proposed business combination or in the future, including, without limitation, pursuant to a private investment in public equity, or PIPE, or other offering of equity securities, which could dilute the interests of Boulevard’s stockholders; those factors discussed in Boulevard’s Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors,” and other documents of Boulevard filed, or to be filed, with the SEC.  These statements speak only as of the date they are made and neither Boulevard nor Estre undertakes any obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this press release.

Contacts

For Boulevard:

Todd Fogarty / Aduke Thelwell

Kekst

todd.fogarty@kekst.com or aduke.thelwell@kekst.com

+ 1 (212) 521-4800

For Estre:

Juliana Gilio

Giusti Comunication

Juliana.gilio@giusticom.com.br

+55 11 5502-5460

Citigroup Global Markets Inc.:

Neil Shah

neil.shah@citi.com

+1 (212) 723-3264